Exhibit 99.2

Gedeon Richter and Repros Therapeutics Enter into

Supply Agreement for Repros' Drug Proellex(TM)

THE WOODLANDS, Texas--(BUSINESS WIRE)--May 22, 2006--Gedeon Richter Ltd., Budapest, Hungary and Repros Therapeutics, Inc. (Nasdaq:RPRX) (PCX:RPRX) today announced they have entered into a development and supply Agreement for Repros' proprietary product Proellex(TM). According to the agreement, Richter will develop and supply the active pharmaceutical ingredient (API) for Proellex(TM), a progesterone receptor modulator (PRM), which is currently in a 150 patient Phase II clinical trial in the United States for the treatment of uterine fibroids as well as a 40 patient Phase II trial in Europe for the treatment of endometriosis. The agreement allows Repros to access the world class expertise of Gedeon Richter in state-of-the-art steroid development and vertically integrated steroid manufacturing capability.

Erik Bogsch, CEO of Gedeon Richter, said, "Gedeon Richter has a long track-record of successful steroid developments including oral contraceptives and other steroid-containing finished dosage products of various indications. This agreement is a perfect fit to the company's strategy that focuses on supplying high quality steroid products for a wide range of therapies in the women's healthcare field where there is still significant unmet medical need." He further noted that this agreement has no significant impact on Richter's sales revenues in the short term.

Joseph S. Podolski, President and CEO of Repros, commented, "I believe this agreement with Gedeon Richter provides our company with the assurance of a high quality supplier of a very complex API. It further assures us of a cost effective supply for Proellex(TM), one of our two lead programs." He further noted, "The agreement allows us to focus our attention on clinical development with the knowledge that our API needs are being addressed by a world class, FDA inspected supplier of sophisticated drugs."

About Gedeon Richter

About Gedeon Richter Limited

Gedeon Richter Ltd., (www.richter.hu) headquartered in Budapest/Hungary, is a major pharmaceutical company in Hungary and one of the largest in Central Eastern Europe, with around 4 billion US$ market capitalization. The company was founded in 1901. Gedeon Richter Ltd. plays the role of a regional multinational company in Central Eastern Europe and in the CIS, and has a growing presence through its commercial subsidiaries in key EU countries, and the USA. Two thirds of its annual sales of 705 million USD in 2005 are exported to 80 countries (Russia, EU, USA, Japan, etc.). The company has a worldwide presence through its representative offices, subsidiaries in 30 countries. It has production facilities in Russia, Romania, Poland and India. The product portfolio of the company includes more than 100 products and covers almost all important therapeutic areas. Based on its traditional skills in steroid chemistry, the company is a significant player in the gynecological field worldwide. A significant part of the company's turnover results from original drug research and development activity.

About Repros Therapeutics, Inc.

Repros is engaged in the development of pharmaceutical products that address serious conditions of the male and female reproductive systems. Proellex, the Company's lead compound is a PRM (progesterone receptor modulator) currently being studied in a Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex is also being studied in a Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. Androxal, the Company's other program in late clinical development is designed to restore normal testosterone production by the testes and is being tested in a Phase 3 clinical trial for the treatment of testosterone deficiency in men.

For more information, please visit the Company's website through its new web address, http://www.reprosrx.com. The Company's website will continue to be accessible through its old web address, http://www.zonagen.com, as well.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Repros' ability to have success in the clinical development of its technologies, Repros' ability to raise additional capital on acceptable terms or at all, Repros' ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, uncertainty relating to Repros' patent portfolio and such other risks which are identified in Repros' (formerly Zonagen's) Annual Report on Form 10-K for the year ended December 31, 2005. This document is available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Repros Therapeutics Inc., The Woodlands

Joseph S. Podolski, 281-719-3447

or

Gedeon Richter Ltd.

Ms Zsuzsa Beke, +36-1-431-488

zs.beke@richter.hu